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                                                                  Exhibit 99.3

           [Letterhead of Credit Suisse First Boston Corporation]

August 3, 1998

Board of Directors
Zeigler Coal Holding Company
50 Jerome Lane
Fairview Heights, Illinois 62208

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of Zeigler Coal Holding Company ("Zeigler") from a financial point of view of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 3, 1998 (the "Merger Agreement"), by and among AEI Resources, Inc. ("AEI"), Zeigler Acquisition Corporation ("Sub"), a wholly owned subsidiary of AEI, and Zeigler. The Merger Agreement provides for, among other things, (i) a tender offer by Sub to acquire all of the outstanding shares of the common stock, par value $0.01 per share, of Zeigler (the "Zeigler Common Stock") at a purchase price of $21.25 per share, net to the seller in cash (the "Cash Consideration" and, such tender offer, the "Tender Offer") and (ii) subsequent to the Tender Offer, the merger of Sub with and into Zeigler (the "Merger" and, together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of Zeigler Common Stock not acquired in the Tender Offer will be converted into the right to the Cash Consideration.

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Zeigler.
We have also reviewed certain other information relating to Zeigler, including financial forecasts, provided to or discussed with us by Zeigler, and have met with the management of Zeigler to discuss the business and prospects of Zeigler. We have also considered certain financial and stock market data of Zeigler, and we have compared those data with similar data for other publicly held companies in businesses similar to Zeigler, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Zeigler as to the future financial performance of Zeigler. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Zeigler, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof.

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Board of Directors
Zeigler Coal Holding Company
August 3, 1998
Page 2

We have acted as financial advisor to Zeigler in connection with the Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. In the past, we have provided financial services to Zeigler unrelated to the proposed Transaction, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Zeigler for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is from the Board of Directors of Zeigler in connection with its evaluation of the Transaction, does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares of Zeigler Common Stock pursuant to the Tender Offer or how such stockholder should vote with respect to any matters relating to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration to be received in the Transaction by the holders of Zeigler Common Stock (other than AEI and its affiliates) is fair to such holders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION